Exhibit 99.1

FOR IMMEDIATE RELEASE

LCC Contact:

Nancy Feeney

Director of Marketing Communications

and External Relations

nancy_feeney@lcc.com

+1 703.873.2077

LCC International Takes Actions to Realize Acquisition and Other Cost Synergies

Company’s Actions Are Estimated to Reduce Annualized Expenses by $5.2 Million through Staff Reductions and Facility Consolidations

MCLEAN, VIRGINIA, July 3, 2007 -- LCC International, Inc., (NASDAQ: LCCI) reported today that as part of its recent WFI acquisitions, effective June 27 the Company has taken steps towards recognizing integration related and other cost synergies by implementing a workforce reduction that will eliminate approximately 60 positions worldwide and consolidating certain facilities in the U.K. The workforce reduction is expected to reduce payroll and related expenses by approximately $4.5 million annually and is a part of the anticipated expense synergies resulting from the recent acquisitions of WFI’s U.S. Engineering business and the WFI EMEA organization. The consolidation of facilities should reduce facility and other non-headcount related expenses by approximately $0.7 million annually. The headcount reductions are primarily related to redundant non-billable or administrative positions and were substantially completed by June 29, 2007. LCC does not expect any further significant job eliminations for the remainder of 2007. The facility and other non-headcount related actions are expected to take place in the third quarter of 2007.

The Company estimates it will incur a total charge of approximately $2.3 million, primarily in the second and third quarters of 2007. Approximately $1.1 million of the charge is related to severance and headcount related costs and $1.2 million is related to consolidation of certain facilities and other non-headcount related expenses. The Company expects to record the severance charges related to these headcount reductions as an operating expense in the second and third quarters of 2007. The facilities and other non headcount related charges will be recorded as operating expense in the third and fourth quarters of 2007. The Company expects to pay the severance and related costs in the third and fourth quarters of 2007. The cash payments related to the consolidation of facilities will be made over the term of the related leases, the longest of which terminates in May 2012.

“In order to realize the cost synergies that our recent acquisitions offered, we are implementing planned activities to eliminate redundancy and take some excess costs out of the business,” stated Lou Salamone, Executive Vice President and Chief Financial Officer of LCC International. “We greatly appreciate the contributions of all of those affected by this reduction. We now look forward to focusing the resources of the combined business on accomplishing our growth, margin and income strategies and to drive higher margins by maximizing business efficiencies while delivering best-in-class services to our customers.”

About LCC International, Inc.

LCC International (NASDAQ: LCCI) is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. Our service offering includes network services, business consulting, tools-based solutions, and training through our world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. We bring local knowledge and global capabilities to our customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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